Exhibit 19

Tyson Foods, Inc.
Securities Trading Policy
Publication Date: 06/22/2023
1.0Policy Overview
1.1.The purpose of this policy is to assist directors and Team Members in complying with “insider trading” laws under federal and other applicable securities laws and to prevent directors and Team Members from performing any illegal use or exchange of information about our company or any other company, including our customers, suppliers, and business partners that one could reasonably expect to affect the price of the securities of such companies. Terms appearing in bold are defined in Section 7 of this policy.
2.0Scope
2.1.This policy applies to all directors and Team Members.
3.0Statements of Policy
3.1.If any director or Team Member has material non-public information obtained in the course of employment relating to our company or any other company with publicly-traded securities, including our customers, suppliers or business partners, neither that director or Team Member nor any member of that person’s immediate family sharing the same household or entities under any of a foregoing person’s influence or control, may buy or sell securities of our company or such other company or engage in any other action to take advantage of, or pass on, that information to another party not otherwise within the scope of this policy.
3.1.1.Information relating to our company includes information relating to commodities that are purchased, sold or hedged in our business. Directors and Team Members and any members of their immediate families sharing the same household are prohibited from buying or selling any such commodities and any financial or derivative instruments that relate to such commodities while in possession of material non-public information relating to such commodities.
3.2.In the event our company makes a public disclosure of material non-public information, directors, senior officers and designated Team Members may not engage in any transaction in our company’s securities, and, if applicable, any commodities to which such material non-public information relates, until one complete trading day after the disclosure has been made (i.e., until one complete trading day has passed after such material non-public information has been released).
3.3.Directors, senior officers and designated Team Members may not engage in any transaction of company securities for a period of time beginning on the Monday that is one week prior to the first business day after the end of a fiscal quarter until one trading day has passed after disclosure has been made (in this case, the earnings for the prior fiscal quarter have been released). For example, if earnings are released before the market opens on Monday, such person may trade Tuesday morning; if earnings are released on Monday after the market opens, such person may not trade until Wednesday morning. The time period in which these transactions are prohibited is often referred to as a “blackout” period.
3.4.Directors, officers and designated Team Members are prohibited from engaging in any hedging transactions with respect to the company's securities.

3.5.Directors and senior officers may not engage in any transaction in our company’s securities (including transferring securities from one account controlled by such Director or senior officer to another account (or to a trust) controlled by such Director or senior officer, even if there is no subsequent or related sale of our company’s equity securities involved in connection with such transfer), hold our securities in a margin account or pledge our company’s securities as collateral without pre-clearance of the transaction from the general counsel or other designated persons in the company’s Law Department. In addition, directors, senior officers, and any Team Members that are reporting persons under Section 16 of the Securities Exchange Act of 1934 must immediately report to the general counsel or other designated persons in the company’s Law Department all transactions made in our securities by such person, any family members and any entities that such person controls subject to this policy.
3.6.A Team Member’s failure to comply with this policy may result in disciplinary action up to and including termination of employment for cause, whether or not the Team Member received any benefit.
3.6.1.Twenty-Twenty Hindsight. If a transaction involving company securities becomes the subject of scrutiny, the transaction will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, carefully consider how regulators and others might view the transaction with the benefit of hindsight.
3.6.2.Transactions by Family Members and Related Entities. Directors and Team Members are responsible under this policy for their immediate family members sharing the same household and any entities under any of a foregoing person’s influence or control.

3.7.Every senior officer shall review on a regular basis those Team Members that report directly or indirectly to such senior officer and determine which, if any, should be identified as a designated Team Member and report those so identified to the Law Department. Failure of a senior officer to identify a designated Team Member and notify the Law Department may result in disciplinary action for the senior officer.
4.0Responsibilities
4.1.All directors and Team Members must comply with the Statement of Policy.
4.2.Directors, officers, and designated Team Members must comply with annual certification and training requirements.
5.0Special Circumstances
5.1.The trading prohibitions and restrictions set forth in this policy do not apply to purchases under the Tyson Foods, Inc. Employee Stock Purchase Plan (or any successor or replacement plan). Team Members, however, may not change participation levels in such plan, or make discretionary transfers of company securities in such plans (a) while in possession of material non-public information, (b) during a blackout period, or (c) when otherwise prohibited by this policy from trading in company securities.

5.2.The trading prohibitions and restrictions of this policy do not apply to the exercise of company stock options if the exercise price is paid in cash to the company and the Team Member receives the requisite number of shares of company stock pursuant to the terms of the option (provided, that the company may withhold a portion of the shares underlying the options to satisfy tax withholding requirements). However, the trading prohibitions and restrictions of this policy do apply to (i) sales of the underlying stock following the option exercise and (ii) any broker-assisted cashless exercise of options that requires a sale into the market to generate proceeds for the exercise price, as well as to any other market sales for the purpose of generating the cash needed to cover the costs of exercise.
5.3.The trading prohibitions and restrictions of this policy do not apply when a Team Member is prohibited from trading due to a blackout period (scheduled pursuant to Section 3.3 or otherwise) the day stock options held by such Team Member are scheduled to expire (and if such day is not a business day, on the business day prior to the scheduled expiration). In such event, without any further action by the Team Member, such stock options shall automatically be exercised on such date in a “cashless exercise” where the underlying stock is withheld by the Company based on the market price of company stock at or about noon Central time on that date and the value of such withholding shall offset the exercise price and any required withholding taxes, and any remaining value shall be distributed to the Team Member. The foregoing assumes the noon Central time market price of the company’s stock on that date is greater than the exercise price of the applicable stock options. If the exercise price of the applicable stock options at or about noon Central on that date is greater than the market price of the company’s stock, then the stock options will expire as otherwise scheduled in the pertinent grant document.
5.4.The company’s general counsel or other designated persons in the company’s Law Department may, on a case-by-case basis, authorize transactions in company securities outside the applicable trading windows due to hardships for directors or Team Members or their immediate family members sharing the same household; but only if: (i) the director or Team Member who wishes to engage in a transaction has notified the company’s general counsel or other designated persons in the company’s Law Department prior to the trade in writing of the circumstances of the hardship and the amount and nature of the proposed transaction(s) and (ii) the person trading is not in possession of material non-public information concerning the company and has certified that fact in writing to the company’s general counsel or other designated persons in the company’s Law Department.
5.5.Directors and Team Members may make gifts of company securities to charitable and non-profit organizations at any time.
5.6.Except as expressly set forth above, transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
6.0Rule 10b5-1 Plans
6.1.Directors and Team Members are permitted to trade in our company’s securities regardless of their awareness of material non-public information if the transaction is made pursuant to a Rule 10b5-1 plan, provided that (i) the Rule 10b5-1 plan is an eligible Rule 10b5-1 plan, as set forth below, (ii) all of the other requirements of this Section 6 are satisfied, and (iii) the director or Team Member is otherwise permitted to trade in our company’s securities.
6.1.1.In order to be eligible, any Rule 10b5-1 plan must:
•be written and signed by the director or Team Member adopting the Rule 10b5-1 plan and constitute a binding contract to purchase or sell the company’s securities;
•be entered into and/or be modified, as applicable, during an open trading window when the director or Team Member adopting the Rule 10b5-1 plan has no material non-public information;
•specify the amount of, date(s) on, and price(s) at which the securities are to be traded or establish a written formula, algorithm or computer program for determining such items;
•not be a single-trade Rule 10b5-1 plan made within twelve (12) months of a previous single-trade Rule 10b5-1 plan;
•include a cooling off period prior to the first trade following the adoption or Termination Modification of a Rule 10b5-1 plan of the later of (i) ninety (90) calendar days, for directors and officers, or thirty (30) calendar days, for other Team Members, and (ii) two business days following disclosure of our company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the Rule 10b5-1 plan was adopted or modified;
•not overlap with any other existing Rule 10b5-1 plan covering trading over the same time period by the same director or Team Member;
•be adopted in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws of the United States, and the director or Team Member adopting the Rule 10b5-1 plan must at all times act in good faith with respect to the Rule 10b5-1 plan; and
•receive prior approval from our company’s general counsel or other designated persons in the company’s Law Department.
6.1.2.Any modification or amendment to a Rule 10b5-1 plan, including, but not limited to, any Termination Modification, must be made during an open trading window when the director or Team Member has no material non-public information.
6.1.3.Following the termination or any Termination Modification of any Rule 10b5-1 plan, the director or Team Member participating in such Rule 10b5-1 plan may not trade in the company’s securities, and the company’s securities may not be traded for such director or Team Member’s benefit, prior to the later of (i) ninety (90) calendar days for directors and officers, or thirty (30) calendar days for other Team Members, and (ii) two business days following disclosure of our company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the Rule 10b5-1 plan was adopted or modified and (ii) two business days following disclosure of our company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the Rule 10b5-1 plan was terminated, unless such transactions are effected pursuant to a new 10b5-1 plan that complies with the above provisions.
6.1.4.Any (i) director or (ii) Team Member serving as an officer of the company who adopts a Rule 10b5-1 plan must certify in writing, in the terms of the Rule 10b5-1 plan, at the time of the adoption of such plan (whether a new plan or due to a Termination Modification), that: (a) he or she is not aware of material nonpublic information about the company or the company’s securities; and (b) he or she is adopting the Rule 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
6.1.5.Information regarding adoption, modification (including, but not limited to, any Termination Modification) and termination of any Rule 10b5-1 plan must be pre-cleared by the company’s general counsel or other designated persons in the company’s Law Department and shared with the company promptly following any such adoption, modification or termination, and may be required to be disclosed in the company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.
7.0Additional Policy Information
7.1.Definitions
7.1.1.Director – any person serving as a member of the Board of Directors of Tyson Foods, Inc.
7.1.2.Designated Team Member - any Team Member with regular and routine access to material non-public information.
7.1.3.Hedging transaction – any transaction designed to hedge or offset any decrease in the market value of the company’s securities, including, but not limited to, the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), trading in exchange traded puts and calls, and arbitrage trading.
7.1.4.Material non-public information - any information not generally known or available to the public that a reasonable investor would consider important in a decision to buy, hold or sell stock or any information which could reasonably affect the price of a company’s securities.
7.1.5.Officer – a Team Member employed at a level of M5 or above.
7.1.6.Rule 10b5-1 plan – a Team Member’s written and binding agreement with a broker or a plan representative that creates a trading plan and schedule with respect to the company’s securities in compliance with Rule 10b5-1 and the requirements set out in Section 6 of this policy.
7.1.7.Senior officer – a Team Member employed at a level of M6 or above.
7.1.8.Team Member – an employee of Tyson Foods, Inc., or any of its subsidiaries.
7.1.9.Termination Modification – any modification to (i) the amount of securities to be traded under a Rule 10b5-1 plan, (ii) the date(s) or price(s) at which securities are to be traded under a Rule 10b5-1 plan or (iii) any similar terms; the modification of which terms shall be deemed to be a termination of such Rule 10b5-1 plan.
7.1.10.Trading day –

7.1.10.1.with respect to Tyson Foods, Inc. stock, a day on which trading in our Class A Common Stock generally occurs on the New York Stock Exchange; and
7.1.10.2.with respect to any other security, a day on which trading in such security generally occurs on the primary exchange location or platform for the buying and selling of such security.
7.2.Frequently Asked Questions
7.2.1.Why do we need this policy?
The Securities and Exchange Commission and the Department of Justice vigorously pursue violations of insider trading laws. The insider trading laws not only target individuals directly involved in trading abuses, but they also place the onus on companies and possible other “controlling persons” for violations by company personnel. The purpose of this policy is to promote compliance with applicable securities laws by Tyson Foods, Inc. and its subsidiaries and all directors and Team Members.
In addition to responding to insider trading laws, this policy was adopted to avoid even the appearance of improper conduct on the part of anyone employed by or associated with our company (not just so- called “insiders”). The company works hard to maintain its reputation for integrity and ethical conduct and cannot afford to have it damaged.
7.2.2.What are the legal consequences of insider trading violations?
For individuals who trade on material non-public information (or tip information to others):
•Disgorgement of the profit or loss avoided
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine (no matter how small the profit) of up to $5 million; and
•Jail time of up to twenty years.
For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
•A civil penalty of the greater of $1,000,000 or three times the profit gained or loss avoided as a result of the Team Member’s violations; and
•A criminal penalty of up to $25 million.
Moreover, if a Team Member violates our insider trading policy, company-imposed sanctions, including termination of employment for cause, could result. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution can tarnish one’s reputation and damage a career.
7.2.3.Whom should I contact if I have questions or need to seek pre-clearance for a transaction?
Any person who has any questions about specific transactions (including pre-clearance) may obtain additional guidance from our company’s general counsel or other designated persons in the company’s Law Department. The Law Department will endeavor to promptly respond to all inquiries. Remember, however, the ultimate responsibility for adhering to this policy and avoiding improper transactions rests with the Team Member. In this regard, it is imperative that all Team Members use their best judgment.
7.2.4.What are some examples of material information?
In short, any information which could reasonably affect the price of the stock, whether it be of our company or another company. Common examples of information that will frequently be regarded as material are: projections of future earnings or losses; news of a pending or proposed merger, acquisition, tender offer or joint venture; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; significant litigation or government agency investigations; significant write-offs or significant increases in reserves; changes in senior management; significant new products or discoveries; impending bankruptcy or financial liquidity problems; and the gain or loss of a substantial customer or supplier. Either positive or negative information may be considered material.
7.2.5.When is material information considered public information?
One common misconception is that material information loses its “non-public” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully.
7.2.6.What is a “trading window”?
This term is not used in our policy; however, “trading window” generally refers to a period of time when Team Members or subsets of Team Members are permitted to engage in transactions of our company’s securities.
7.2.7.Do these policy restrictions apply to an individual living in my household who is not an immediate family member?
These policy restrictions do not specifically apply to an individual living in your household who is not an immediate family member; however, all persons are prohibited by law from effecting a securities transaction while in possession of material non-public information about the company in whose securities they are trading
8.0Related Documents
8.1.Securities Trading Policy Certification Form - Pre-Hire
8.2.Securities Trading Policy Certification Form - Post-Hire
9.0Revision Record
9.1. 03/13/2015 – Version Imported from SharePoint to PolicyTech
9.2. 03/29/2023 – Changes throughout document